Exhibit 99.1

News Release

BIOSCRIP ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

Elmsford, NY and Minneapolis, MN – May 3, 2005 – BioScrip, Inc. (NASDAQ: BIOS), today reported revenue of $188.4 million and diluted earnings per share of $0.06 for the first quarter ended March 31, 2005. The reported results include financial results of MIM Corporation for the full quarter and financial results of Chronimed Inc. from March 13 through March 31, 2005. The financial results also include merger and related expenses and associated amortization expense of $0.6 million ($0.4 million net of taxes) related to the company’s merger with Chronimed Inc. Excluding these expenses, diluted earnings per share for the quarter would have been $0.08.

As previously reported, MIM Corporation completed its merger with Chronimed Inc. effective March 12, 2005, changing its name to BioScrip, Inc.

“Now that the merger has been completed, we have begun the tasks of reducing costs, expanding our revenue base through enhanced product offerings and improving our overall efficiencies,” stated Henry F. Blissenbach, BioScrip’s President and Chief Executive Officer.

First Quarter GAAP Reported Results

Revenues for the first quarter of 2005 increased 27% to $188.4 million, compared to $148.1 million reported in the first quarter of 2004. Net income decreased 24% to $1.7 million or $0.06 per diluted share for the first quarter of 2005, compared with $2.2 million, or $0.10 per diluted share, for the first quarter of 2004. Net income decreased due primarily to gross margin pressures in the Specialty segment and increases in operating expenses. None of the anticipated pre-merger cost savings were realized in the first quarter. GAAP reported results for first quarter of 2005 include merger and related expenses and associated amortization expense of $0.6 million ($0.4 million net of taxes). Excluding these expenses, diluted earnings per share for the quarter would have been $0.08.

GAAP reported results are provided in Schedules 1, 2 and 3, which are attached to this press release.

First Quarter Combined Adjusted Results

First quarter BioScrip combined adjusted results are provided in Schedule 4 attached to this press release. These financial results reflect operations as if the merger was completed at the beginning of each quarter presented and exclude merger and related expenses and associated amortization expense.

Revenues for first quarter 2005 increased 4% to $302.5 million, compared to $290.4 million in the first quarter of 2004. First quarter Specialty revenue grew 5% to $209.9 million compared to $200.1 million for the same period last year. PBM Services revenue, which includes traditional

May 3, 2005

mail service, increased 3% for the quarter to $92.6 million compared to $90.3 million for the same period last year. First quarter 2005 revenue was impacted by the loss of the Aetna specialty pharmacy distribution contract that ended on February 28, 2005 as well as PBM services contract losses in the previous December and current March quarter.

Gross profit for the quarter was $33.4 million, or 11.0% of revenue compared to $32.3 million, or 11.1% of revenue during the same period last year. Selling, general and administrative expenses were $27.6 million for first quarter 2005 compared to $25.6 million for the same period a year ago. This higher level of spending does not yet reflect cost reductions that will be made as a result of recent contract losses or expected synergies from the merger. Adjusted operating income for the first quarter decreased 17% to $5.1 million, before merger and related expenses, compared to $6.1 million for the same period a year ago.

Net income for the first quarter 2005, before merger and related expenses, was $3.0 million, or $0.08 per diluted share compared to $3.7 million or $0.10 per diluted share for first quarter 2004.

Blissenbach further stated, “We are taking affirmative steps to replace lost business and assure future revenue growth in both specialty pharmacy and PBM, while significantly lowering our cost structure. We are fortunate to have Richard Friedman, BioScrip’s Executive Chairman, actively involved in identifying new business initiatives for the company.”

“We have nearly completed our integration planning efforts and are well into the execution phase. In the few weeks since our merger, we have already consolidated our two mail service locations into one high capacity facility in Columbus, Ohio. We are also in the process of centralizing our finance and IT functions into our Minneapolis business headquarters. We are on track to meet or exceed our original target of $10 million in annual cost synergies,” concluded Blissenbach.

Financial Outlook

BioScrip expects its annual run rate starting January 2006, will be at or above $1.2 billion in revenue and $35 million in earnings before interest, taxes, depreciation and amortization (EBITDA). This reflects the original expectation of $10 million in annual cost savings from the merger. Merger and integration charges will continue through the end of the calendar year.

The Company also provides the following information regarding future financial performance:

•	As the result of previously announced lost business, the Company expects revenue to decrease an additional $22 million in the second quarter against the full first quarter combined revenue of $302 million. This will be partially offset by continuing new business growth.

•	Non-cash amortization expense is anticipated to increase approximately $1 million per quarter to a total of approximately $1.9 million commencing with the second quarter of 2005 due to identifiable intangible assets acquired in the merger.

BioScrip does not intend to provide specific quarterly or total year 2005 guidance beyond its January 2006 run rate expectations noted above.

May 3, 2005

Conference Call Information

BioScrip will hold a conference call to discuss first quarter 2005 financial results on Wednesday, May 4, 2005 at 10:00 a.m. EDT. To access the live conference call, dial 415-908-4750 at least five to ten minutes prior to the scheduled time and follow the operator’s instructions. The conference call will also be webcast live over the Internet. To access the live webcast, visit the BioScrip website at www.bioscrip.com and follow the logon prompts.

If you are unable to listen to the live call, a webcast replay will be archived on the BioScrip website. In addition, a recording of the conference call will be available for a 24-hour period beginning at 1:00 p.m. EDT on May 4. To access the replay of the call, dial 800-633-8284 or 402-977-9140, and enter reservation number 21245685.

About BioScrip, Inc.

BioScrip provides comprehensive pharmaceutical care solutions. We partner with healthcare payors, pharmaceutical manufacturers, government agencies, physicians, and patients to deliver cost effective programs that enhance the quality of patient life. We focus our products and services in two core areas: Specialty medication distribution and clinical management services, both nationally and community-based and Pharmacy Benefit Management services. Our specialty medication distribution capabilities include condition-specific clinical management programs tailored to improve the care of individuals with complex health conditions such as HIV/AIDS, Cancer, Infusion IVIG, Hepatitis C, Rheumatoid Arthritis, Multiple Sclerosis, and Transplantation. Our complete pharmacy benefit management programs include customized benefit plan design, pharmacy network management and sophisticated reporting capabilities that deliver improved clinical and economic outcomes. In addition, we have 30 retail locations in 25 major metropolitan markets across the U.S., providing nationwide access and clinical management capabilities in a high-touch community-based environment.

Forward Looking Statements

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company and our success with respect to the integration and consolidation. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission.

Notes to Press Release Tables

On March 12, 2005 we completed our previously announced merger with Chronimed Inc. The accompanying balance sheet as of March 31, 2005, reflects the impact of this transaction and the

May 3, 2005

preliminary allocation of the purchase price to the net assets from Chronimed Inc. This purchase price allocation is preliminary and subject to revision based on the outcome of ongoing evaluations of these net assets. We expect these evaluations to be substantially complete by June 30, 2005.

Chronimed Inc. results for the nineteen days ended March 31, 2005, are included in the accompanying BioScrip, Inc. consolidated statements of income and cash flows. To assist you in understanding the impact of the merger with Chronimed, we have prepared the attached schedule 4 to reflect the combined adjusted results of operations of BioScrip, Inc. (formerly MIM Corporation) and Chronimed as if the merger with Chronimed had been completed at the beginning of each period presented without merger and related expenses and associated amortization expense. This press release also includes certain non-GAAP financial measures as defined under Regulation G. As required by Regulation G, we have provided in Schedules 5 and 6 to this press release a reconciliation of those measures to the most comparable GAAP measures.

Contacts:

Brad Schumacher
Investor Relations
BioScrip, Inc.
952-979-3942
bschumacher@bioscrip.com

(more)

May 3, 2005

Schedule 1: GAAP Reported Results

BIOSCRIP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,	March 31,
	2005 (a)	2004

Revenue	$188,398	$148,052
Cost of revenue	167,951	131,088

Gross profit	20,447	16,964
% of Revenue	10.9%	11.5%
Operating expenses Selling, general and administrative expenses	16,285	12,495
Amortization of intangibles (b)	891	640
Merger and integration expenses	387	—

Total operating expenses	17,563	13,135
% of Revenue	9.3%	8.9%
Income from operations	2,884	3,829
% of Revenue	1.5%	2.6%
Interest income (expense), net	(153)	(196)

Income before income taxes	2,731	3,633
Income tax expense	(1,065)	(1,453)

Net income	$1,666	$2,180

% of Revenue	0.9%	1.5%
Basic net income per share	$0.07	$0.10
Diluted net income per share	$0.06	$0.10

Basic weighted-average shares	25,586	22,159
Diluted weighted-average shares	25,980	22,671

Supplemental presentation of non-GAAP financial measures:
Income from Operations	$2,884	$3,829
Addbacks:
Amortization	891	640
Depreciation	641	555

EBITDA (Earnings before interest, taxes, depreciation and amort.)	$4,416	$5,024

(a)	Includes the results of operations of MIM for the full quarter and of Chronimed Inc. from March 13, 2005 through March 31, 2005.

(b)	Includes $200 of estimated amortization from identifiable intangibles acquired in the merger for the partial month March 31, 2005.

May 3, 2005

Schedule 2: GAAP Reported Results

BIOSCRIP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,
	2005	December 31,
	(unaudited)(a)	2004

ASSETS
Current assets
Cash and cash equivalents	$14,325	$2,957
Accounts receivable (net of allowances of $3,266 and $3,240, respectively) (b)	104,052	65,439
Inventory	22,895	11,897
Prepaid expenses	3,489	2,112
Short term deferred taxes	2,798	2,798

Total current assets	147,559	85,203
Property and equipment, net	7,806	4,300
Long term deferred taxes, net	—	2,383
Goodwill	109,235	74,874
Intangible assets, net	36,693	17,583
Deferred acquisition costs	—	1,702
Other assets, net	516	427

Total assets	$301,809	$186,472

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Line of credit	$1,547	$7,303
Accounts payable	30,027	20,012
Claims payable	27,531	28,659
Payables to plan sponsors	2,215	2,217
Accrued expenses	15,503	12,598

Total current liabilities	76,823	70,789
Deferred taxes	5,417	—
Shareholders’ equity
Common stock, issued and outstanding shares— 36,802 and 22,307, respectively	4	2
Treasury stock, 2,198 shares at cost at March 31, 2005 and December 31, 2004, respectively	(8,002)	(8,002)
Additional paid-in capital	233,248	131,031
Accumulated deficit	(5,681)	(7,348)

Total shareholders’ equity	219,569	115,683

Total liabilities and shareholders’ equity	$301,809	$186,472

(a)	Includes MIM and Chronimed assets, liabilities and shareholders’ equity arising from the merger transaction as of March 31, 2005.

(b)	Chronimed receivables acquired in the merger are shown net as of March 31, 2005, and their related allowances are not reflected in the allowance balances reflected on the face of the balance sheet.

May 3, 2005

Schedule 3: GAAP Reported Results

BIOSCRIP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	March 31,	March 31,
	2005	2004
Operating activities
Net income	$1,666	$2,180
Adjustments to reconcile income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,532	1,195
Issuance of stock to employees	34	20
Provision for losses on receivables	733	444
Changes in operating assets and liabilities:
Accounts receivable	3,473	(5,375)
Inventory	(1,337)	1,970
Prepaid expenses and other current assets	(98)	481
Accounts payable	4,941	(1,485)
Claims payable	(1,129)	(1,705)
Payables to plan sponsors and others	(2)	(6,011)
Accrued expenses	(12,100)	1,445

Net cash used in operating activities	(2,287)	(6,841)
Investing activities
Purchases of property and equipment	(376)	(122)
Costs of acquisitions, net of cash acquired	17,441	(14,415)
Increase (decrease) in other assets	1,755	(15)

Net cash provided by (used in) investing activities	18,820	(14,552)
Financing activities
Borrowings on line of credit	(5,756)	14,306
Principal payments on capital lease obligations	(35)	(98)
Proceeds from issuance of common stock	626	378

Net cash provided by (used in) financing activities	(5,165)	14,586
Increase (Decrease) in cash and cash equivalents	11,368	(6,807)
Cash and cash equivalents at beginning of year	2,957	9,428

Cash and cash equivalents at end of period	$14,325	$2,621

May 3, 2005

Schedule 4: Adjusted Results

BIOSCRIP, INC.
CONSOLIDATED ADJUSTED STATEMENTS OF INCOME (a)
(in thousands, except per share data)
(unaudited)

	Mar. 31, 2005 Combined Adjusted BioScrip(b)	Mar. 31, 2004 Combined Adjusted BioScrip

Revenue	$302,477	$290,394
Cost of revenue	269,101	258,064

Gross profit	33,376	32,330
% of Revenue	11.0%	11.1%
Operating expenses Selling, general and administrative expenses	27,628	25,561
Amortization of intangibles	691	640
Merger and integration expenses	—	—

Total operating expenses	28,319	26,201
% of Revenue	9.4%	9.0%
Income from operations	5,057	6,129
% of Revenue	1.7%	2.1%
Interest income (expense), net	(69)	(126)
Other income	—	75

Income before income taxes	4,988	6,078
Income tax expense	(1,945)	(2,382)

Net income	$3,043	$3,696

% of Revenue	1.0%	1.3%
Diluted net income per share	$0.08	$0.10

Diluted weighted-average shares	37,165	37,267

Supplemental presentation of non-GAAP financial measures:
Income from operations	$5,057	$6,129
EBITDA addbacks:
Amortization	691	640
Depreciation	1,123	1,107

EBITDA (Earnings before interest, taxes, depreciation and amort.)	$6,871	$7,876

(a)	These consolidated adjusted statements of income reflect operations as if the merger had been completed at the beginning of each quarter presented and exclude merger and integration expenses and related amortization.

(b)	Excludes $2,424 of merger and integration expenses for the full March 2005 quarter, and $200 of estimated amortization from identifiable intangibles acquired in the merger for the partial month March 2005.

May 3, 2005

Schedule 5

BIOSCRIP, INC.
Statement of Operations Reconciliation between GAAP and Non-GAAP Measures
For the Three Months Ended March 31, 2005
(in thousands, except per share data)
(unaudited)

	As	Chronimed	Merger	BioScrip
	Reported	Pre-Merger	Costs	As Adjusted
Revenue	$188,398	$114,079		$302,477
Cost of revenue	167,951	101,155		269,101

Gross profit	20,447	12,924		33,376
% of Revenue	10.9%	11.3%		11.0%
Operating expenses Selling, general and admin. expenses	16,285	11,338		27,628
Amortization of intangibles	891	—	(200)	691
Merger and integration expenses	387	2,037	(2,424)	—

Total operating expenses	17,563	13,375	(2,624)	28,319
% of Revenue	9.3%	11.7%		9.4%
Income from operations	2,884	(451)	2,624	5,057
% of Revenue	1.5%	-0.4%		1.7%
Interest income (expense), net	(153)	84	—	(69)
Other income	—	—	—	—

Income before income taxes	2,731	(367)	2,624	4,988
Income tax expense	(1,065)	143	(1,023)	(1,945)

Net income	$1,666	$(224)	$1,601	$3,043

Diluted net income per share	$0.06			$0.08

Diluted weighted-average shares	25,980			37,165

Supplemental presentation of non-GAAP financial measures:
Income from operations	$2,884	$(451)	$2,624	$5,057
EBITDA addbacks:
Amortization	891	—	(200)	691
Depreciation	641	482	—	1,123

EBITDA	$4,416	$31	$2,424	$6,871

May 3, 2005

Schedule 6

BIOSCRIP, INC.
Statement of Operations Reconciliation between GAAP and Non-GAAP Measures
For the Three Months Ended March 31, 2004
(unaudited)

	MIM Corp.	Chronimed	Merger	BioScrip
	As Reported	As Reported	Costs	As Adjusted

Revenue	$148,052	$142,342	$—	$290,394
Cost of revenue	131,088	126,976	—	258,064

Gross profit	16,964	15,366	—	32,330
% of Revenue	11.5%	10.8%		11.1%
Operating expenses
Selling, general and admin. expenses	12,495	13,066	—	25,561
Amortization of intangibles	640	—	—	640
Merger and integration expenses	—	—	—	—

Total operating expenses	13,135	13,066	—	26,201
% of Revenue	8.9%	9.2%		9.0%
Income from operations	3,829	2,300	—	6,129
% of Revenue	2.6%	1.6%		2.1%
Interest income (expense), net	(196)	70	—	(126)
Other income	—	75	—	75

Income before income taxes	3,633	2,445	—	6,078
Income tax expense	(1,453)	(929)	—	(2,382)

Net income	$2,180	$1,516	$—	$3,696

Diluted net income per share	$0.10			$0.10

Diluted weighted-average shares	22,671			37,267

Supplemental presentation of non-GAAP financial measures:
Income from operations	$3,829	$2,300	$—	$6,129
EBITDA addbacks:
Amortization	640	—	—	640
Depreciation	555	552	—	1,107

EBITDA	$5,024	$2,852	$—	$7,876